David Baker Lewis Resigns from Comerica Incorporated
Board of Directors

DETROIT/October 5, 2004 – David Baker Lewis, chairman, Lewis & Munday, P.C., announced his resignation from the Comerica Incorporated Board of Directors, effective October 1, 2004.

“I have thoroughly enjoyed my tenure as a director of Comerica and have grown personally and intellectually from the experience. I have the highest regard for my colleagues on the Comerica board and the senior management of Comerica who will guide the way to a successful future for the bank and its constituencies,” Lewis said.

“David Baker Lewis has been a director of Comerica since 1995, and we deeply appreciate the valuable contributions he has made to our company. We will miss his guidance and counsel,” said Ralph W. Babb Jr., chairman and chief executive officer, Comerica Incorporated.

Currently, there are 14 non-management directors on Comerica’s board of directors.

Comerica Incorporated is a financial services company headquartered in Detroit, strategically aligned into the Business Bank, Small Business & Personal Financial Services, and Wealth & Institutional Management. Comerica focuses on relationships, and helping businesses and people be successful. Comerica reported total assets of $55 billion at June 30, 2004. To receive e-mail alerts of breaking Comerica news, go to www.comerica.com/newsalerts.

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Lewis & Munday Media Contact:
 Bob Berg
Berg Muirhead & Associates
(313) 872-2202

Comerica Media Contacts:	Comerica Investor Contacts:
Sharon R. McMurray	Helen L. Arsenault
(313) 222-4881	(313) 222-2840

Wayne J. Mielke	Judith M. Chavis
(313) 222-4732	(313) 222-6317